UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    November 8, 2013

Inventure Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14556	86-0786101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5415 E. High St., Suite 350, Phoenix, AZ	85054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (623) 932-6200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03.                            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 8, 2013, Inventure Foods, Inc. (the “Company”), and each of its wholly owned subsidiaries entered into a new $60.0 million senior secured term loan and a new $30 million senior secured revolving line of credit with a syndicate of lenders led by U.S. Bank National Association pursuant to a Credit Agreement, a Security Agreement and certain other customary ancillary agreements (the “Senior Credit Facility”).  As of November 8, 2013, the Company’s obligations under the Senior Credit Facility totaled $64.9 million, $60.0 million of which was borrowed under the senior secured term loan and $4.9 million of which was borrowed under the senior secured revolving line of credit.  All obligations under the Senior Credit Facility mature on November 8, 2018.  The senior secured term loan will be repaid in quarterly installments throughout the term of the Senior Credit Facility.

The Senior Credit Facility was used to (a) fund the acquisition of substantially all of the assets, properties and rights of Fresh Frozen Foods, LLC, and (b) repay the Company’s two existing equipment term loans totaling $8.4 million as of November 8, 2013, and the Company’s existing revolving line of credit totaling $17.6 million as of November 8, 2013, all of which repaid loans were made pursuant to the Loan and Security Agreement the Company entered into with U.S. Bank National Association on March 22, 2013 (the “LSA”).  Two term loans totaling $8.4 million as of November 8, 2013, remain outstanding under the LSA.  See Item 2.03 on our Form 8-K filed on March 28, 2013, for additional information regarding the LSA.  To facilitate the Senior Credit Facility, the Company and its wholly owned subsidiaries entered into a Letter Amendment Agreement dated as of November 8, 2013 with U.S. Bank National Association (the “Letter Amendment”).  The Letter Amendment reconciled the terms of Senior Credit Facility with the terms of the LSA and that certain Loan Agreement (Term Loan) dated as of November 30, 2006 by and between the Company’s wholly owned subsidiary La Cometa Properties, Inc. and U.S. Bank National Association.

The Senior Credit Facility bears interest at the 30-day LIBOR rate plus a floating rate of interest which is set quarterly between the range of 1.375% to 2.25% depending on our financial performance.  The agreements governing the Senior Credit Facility are subject to certain customary limitations, including among others: limitation on liens; limitation on mergers; consolidations and sales of assets; limitation on debt; limitation on dividends, stock redemptions and the redemption and/or prepayment of other debt; limitation on investments (including loans and advances) and acquisitions; limitation on transactions with affiliates; and limitation on annual capital expenditures.  We are also subject to financial covenants which include a maximum leverage ratio of 3.5 to 1.0 through September 27, 2014 and 3.25 to 1.0 thereafter, and a minimum fixed charge coverage ratio of 1.20 to 1.0. The Senior Credit Facility is secured by substantially all present and future assets and properties of the Company.

As is customary in such financings, U.S. Bank National Association, on behalf of the syndicate of lenders, may terminate the syndicate’s commitments, accelerate the repayment of amounts outstanding and exercise other remedies upon the occurrence of an event of default (as defined in the Senior Credit Facility) subject, in certain instances, to the expiration of an applicable cure period.

Item 9.01                                           Financial Statements and Exhibits.

EXHIBIT 10.1	Credit Agreement dated as of November 8, 2013, by and between Inventure Foods, Inc. and its wholly owned subsidiaries and a syndicate of lenders led by U.S. Bank National Association.

EXHIBIT 10.2	Security Agreement dated as of November 8, 2013, by and between Inventure Foods, Inc. and its wholly owned subsidiaries and U.S. Bank National Association for the benefit of the syndicate of lenders.

EXHIBIT 10.3	Guaranty dated as of November 8, 2013, by and between Inventure Foods, Inc. and its wholly owned subsidiaries and U.S. Bank National Association for the benefit of the syndicate of lenders.

EXHIBIT 10.4	Letter Amendment dated as of November 8, 2013, by and between Inventure Foods, Inc. and its wholly owned subsidiaries and U.S. Bank National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inventure Foods, Inc.
(Registrant)

Date:	November 12, 2013
/s/ Steve Weinberger
Steve Weinberger
Chief Financial Officer